OPTION AGREEMENT

THIS AGREEMENT made effective as of the 12th day of March, 2010

BETWEEN:

MinQuest Inc., with an office at 4235 Christy Way, Reno, Nevada 89519
(the "Optionor")

OF THE FIRST PART

AND:

Tuffnell Ltd., a company with an office at 1802 North Carson Street, Suite 108-3599,
Carson City, Nevada 89701
(the "Optionee")

OF THE SECOND PART

WHEREAS:

A. The Optionee has the exclusive option to acquire an undivided 100% right, title and interest in and to certain mineral claims as set out in Schedule A (the "**MinQuest Concessions**") and Schedule B (the "**Walker Concessions**") (the MinQuest Concessions and the Walker Concessions are collectively referred to as the "**Concessions**") known as the Little Butte Property, subject only to the Royalty, on the terms and conditions hereinafter set forth;

B. The Concessions are either held directly by the Optionor or through a mineral property option agreement dated 25th day of February, 2010, between the Optionor and Jack Walker ("**Walker**") (the "**Walker Option Agreement**") as set out in Schedule E. It is understood that the Optionee will be acquiring the Concessions, held by both the Optionor and Walker and that the Optionor will assign the Walker Option Agreement to the Optionee on completion of the terms defined in Section 4b and 4c of this agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

1. DEFINITIONS. For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

   (a) "Commencement of Commercial Production" means:

      (i) At such time as a marketable quantity of product is sold from any kind of production occurring on the property, a net smelter royalty will be paid to MinQuest, Walker or both;

   but any period of time during which ore or concentrate is shipped from the Concessions for testing purposes, or during which milling operations are undertaken as initial tune-up, and no marketable ores, concentrates or other products are sold, then this amount shall not be taken into account in determining the date of Commencement of Commercial Production;

   (b) "Concessions" means the MinQuest Concessions and the Walker Concessions;

   (c) "Walker Concessions" shall have the meaning setout in Recital A of this Agreement;

   (d) "Concession Rights" means all licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the exploration of the Concessions, or for the purpose of placing the Concessions into production or continuing production therefrom;

(e) "MinQuest Concessions" shall have the meaning setout in Recital A of this Agreement;

(f) "MinQuest Royalty" shall have the meaning setout in Section 9(a) of this Agreement;

(g) "Option" means the option to acquire an undivided 100% right, title and interest, subject only to the Royalty, in and to the Concessions as provided in this Agreement.

(h) "Option Period" means the period from the date of this Agreement to and including the date of exercise or termination of the Option;

(i) "Royalty" shall mean the MinQuest Royalty.

2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONOR.

(a) The Optionor represents and warrants to and covenants with the Optionee, with the knowledge that the Optionee relies upon same in entering into this Agreement, that:

(i) it has been duly formed and validly exists in good standing with respect to the filing of annual reports under the laws of its jurisdiction of formation,

(ii) no proceedings are pending for, and it is unaware of any basis for the institution of any proceedings leading to, its dissolution or winding up or being placed into bankruptcy;

(iii) it has all requisite power and capacity, and has duly obtained all requisite authorizations and performed all requisite acts, to enter into and perform its obligations hereunder, it has duly executed and delivered this Agreement and such constitutes a legal, valid and binding obligation of it enforceable against it in accordance with the Agreement's terms, and the entering into of this Agreement and the performance of its obligations hereunder does not and will not result in a breach of, default under or conflict with any of the terms and provisions of any of its constituting documents, any resolutions of its partners, any indenture, agreement or other instrument to which it is a party or by which it is bound or the Concessions may be subject, or any statute, order, judgment or other law or ruling of any competent authority,

(iv) it is legally entitled to hold the Concessions and the Concession Rights for the due transfer to the Optionee of its requisite interest in and to the Concessions pursuant to and upon the exercise of the Option,

(v) it is, and at the time of each transfer to the Optionee of an interest in and to the Concessions pursuant to and upon the exercise of the Option it will be, the beneficial owner of all right, title and interest in and to such transferred interest,;

(vi) the mineral claims comprising the Concessions and the mineral agreements in respect thereof have been duly and validly located, granted, entered into and recorded, as the case may be, pursuant to the laws of the jurisdiction in which the Concessions are situate and are in each case in good standing with respect to all filings, fees, rentals, taxes, assessments, work commitments and other obligations and conditions on the date hereof and until the dates set opposite the respective names thereof in Schedules "A" and "B" hereto;

(vii) the Walker Option Agreement has been duly and validly entered into pursuant to the laws of the jurisdiction in which the Walker Option Agreement is governed and is in good standing;

(viii) there are neither any adverse claims or challenges against, or to the ownership or title to, any of the mineral claims comprising the Concessions or to the validity or enforceability of any of the mineral agreements in respect thereof, nor to the best knowledge of the

Optionor after due inquiry is there any basis therefore, and there are no outstanding agreements, options or other rights and interests to acquire or purchase the Concessions or any portion thereof or any interest therein, and no person has any royalty or other interest whatsoever in the production from any of the mineral claims comprising the Concessions or otherwise except as set out in this Agreement;

(ix) it holds all mineral rights directly or indirectly in respect of the Concessions which are necessary or desirable to conduct the exploration and development thereof, including but not limited to the activities contemplated in Section 6 hereof and contains ingress and egress rights with respect to the Concessions;

(x) no third party consent of any kind is required by the Optionor to enter into this Agreement and grant the Option contemplated hereby;

(xi) to the best of the Optionor's knowledge, any and all previous work conducted on the Concessions was conducted in accordance with all applicable environmental laws, orders and rulings;

(b) The representations and warranties contained in this section are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution and performance of this Agreement and of any transfers, assignments, deeds or further documents or acts of the parties respecting the Concessions.

5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONEE.

(a) The Optionee represents and warrants to and covenants with the Optionor, with the knowledge that the Optionor relies upon same in entering into this Agreement, that:

(i) it has been duly incorporated and validly exists as a corporation in good standing with respect to the filing of annual reports under the laws of its jurisdiction of incorporation;

(ii) no proceedings are pending for, and it is unaware of any basis for the institution of any proceedings leading to, its dissolution or winding up or being placed into bankruptcy or subject to any other laws governing the affairs of insolvent corporations;

(iii) it has all requisite corporate power and capacity, and has duly obtained all requisite corporate authorizations and performed all requisite corporate acts to enter into and perform its obligations hereunder, it has duly executed and delivered this Agreement and such constitutes a legal, valid and binding obligation of it enforceable against it in accordance with the Agreement's terms, and the entering into of this Agreement and the performance of its obligations hereunder does not and will not result in a breach of, default under or conflict with any of the terms and provisions of any of its constituting documents, any resolutions of its shareholders or directors, any indenture, agreement or other instrument to which it is a party or by which it is bound or the Concessions may be subject, or any statute, order, judgment or other law or ruling of any competent authority applicable to it;

(b) The representations and warranties contained in this section are provided for the exclusive benefit of the Optionor, and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution hereof.

4. GRANT AND EXERCISE OF OPTION.

(a) The Optionor hereby grants to the Optionee the sole and exclusive right and option to acquire up to an undivided 100% right, title and interest in and to the Concessions, free and clear of all charges, encumbrances, claims, liabilities and adverse interests of any nature or kind, except for the Royalty

(b) The Option shall be in good standing and exercisable by the Optionee by:

(i) paying the following amounts on or before the dates specified in the following schedule to the Optionor:

(A) paying $20,000 upon signing of this Agreement, reimbursing the Optionor's filing fees for the U.S. Bureau of Land Management and County governments, and reimbursing the initial payment on the Walker Concessions further as described in 4biiA and the cost of location of said claims as defined in Schedule "D";

(B) paying $20,000 on or before the first anniversary of the Agreement;

(C) paying $30,000 on or before the second anniversary of the Agreement;

(D) paying $40,000 on or before the third anniversary of the Agreement;

(E) paying $50,000 on or before the fourth anniversary of the Agreement;

(F) paying $60,000 on or before the fifth anniversary of the Agreement;

(G) paying $60,000 on or before the sixth anniversary of the Agreement;

(H) paying $60,000 on or before the seventh anniversary of the Agreement;

(ii) paying the following amounts on or before the dates specified in the following schedule to Walker and complying with the terms of the Walker Option Agreement.

(A) reimburse $5,000 to MinQuest Inc. for initial payment;

(B) paying $10,000 on or before the first anniversary of the Agreement;

(C) paying $20,000 on or before the second anniversary of the Agreement;

(D) paying $30,000 on or before the third anniversary of the Agreement;

(E) paying $40,000 on or before the fourth anniversary of the Agreement;

(F) paying $175,000 on or before the fifth anniversary of the Agreement;

(iii) paying all amounts to keep the Concessions in good standing which include all property taxes and other assessments.

(c) The Optionee shall incur the following annual work requirements as defined below and agreed to by the parties for the benefit of the Walker and MinQuest Concessions;

(i) exploration expenditures on the Concessions of $250,000 on or before the first anniversary of the execution of the Agreement.

(ii) exploration expenditures on the Concessions of $250,000 on or before the second anniversary of the execution of the Agreement;

(iii) exploration expenditures on the Concessions of $300,000 on or before the third anniversary of the execution of the Agreement;

(iv) exploration expenditures on the Concessions of $300,000 on or before the fourth anniversary of the execution of the Agreement;

(v) exploration expenditures on the Concessions of $300,000 on or before the fifth anniversary of the execution of the Agreement;

(vi) exploration expenditures on the Concessions of $300,000 on or before the sixth anniversary of the execution of the Agreement; and

(vii) exploration expenditures on the Concessions of $300,000 on or before the seventh anniversary of the execution of the Agreement.

In the event that the Optionee spends, in any period, more than the specified sum, the excess shall be carried forward and applied to the exploration expenditures to be incurred in the succeeding period for no more than three consecutive years. In the event the exploration expenditures are not completed during the required time frame, any deficits will be paid in cash to MinQuest immediately after the end of the anniversary in which it occurs.

(d) The Optionee shall have the right to accelerate all payments due under this Agreement in order to exercise the Option at an earlier date.

5. TRANSFER OF CONCESSIONS.

(a) If and when the Option has been exercised, a 100% right, title and interest in and to the Concessions will vest in the Optionee free and clear of all charges, encumbrances and claims, save and except for the Royalty. At such time, the Optionee shall be entitled to record such transfers at its own cost with the appropriate government office to effect legal transfer of such interest in the Concessions into the name of the Optionee.

6. RIGHT OF ENTRY. Throughout the Option Period, the Optionee and its directors, officers, employees, servants, agents and independent contractors, shall have the sole and exclusive right in respect of the Concessions to:

(a) enter thereon;

(b) have exclusive and quiet possession thereof;

(c) do such prospecting, exploration, development and other work thereon and thereunder upto, but not including mining as the Optionee in its sole discretion may determine advisable;

(d) bring upon and erect upon the Concessions such buildings, plant, machinery and equipment as the Optionee may deem advisable; and

(e) remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of obtaining assays or making other tests.

7. OBLIGATIONS OF THE OPTIONEE DURING OPTION PERIOD. During the Option Period, the Optionee shall:

(a) use its best efforts to comply with the terms of the Walker Option Agreement;

(b) maintain in good standing those mineral claims comprising the Concessions by the doing and filing of annual assessment filings, by the payment of taxes and rentals, and the performance of all other actions which may be necessary in that regard and in order to keep such mineral claims free and clear of all liens and other charges arising from the Optionee's activities thereon;

(c) duly record all exploration work carried out on the Concessions by the Optionee as assessment work;

(d) following commencement of exploration activities, provide the Optionor annual reports on all exploration and drilling work carried out on the Concessions and regularly transfer exploration data;

(e) permit the partners, employees and designated consultants of the Optionor, at their own risk and expense, access to the Concessions at all reasonable times, and the Optionor agrees to indemnify the Optionee against and to save it harmless from all costs, claims, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any partner, employee or designated consultant of the Optionor while on the Concessions;

(f) do all work on the Concessions in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority;

(g) indemnify and save the Optionor harmless in respect of any and all costs, claims, liabilities and expenses arising out of the Optionee's activities on the Concessions, but the Optionee shall incur no obligation hereunder in respect of any such costs, claims, liabilities and expenses arising or damages suffered after termination of the Option if upon termination of the Option any workings on or improvements to the Concessions made by the Optionee are left in a safe condition and in full compliance with requirements of all environmental laws and regulations;

(h) permit the Optionor, at its own expense, reasonable access to the results of the work done on the Concessions during the last completed calendar year;

(i) deliver to the Optionor, forthwith upon receipt thereof, copies of all reports, maps, assay results and other technical data compiled by or prepared at the direction of the Optionee with respect to the Concessions.

8. TERMINATION OF OPTION.

(a) The Option shall terminate,

(i) subject to paragraph 16 hereof, upon the Optionee failing to make any payment which must be made or issued in exercise of the Option;

(ii) subject to paragraph 16 hereof, upon the Optionee failing to remedy a default as provided therein; or

(iii) at any other time, by the Optionee giving a minimum of Thirty (30) days notice of such termination to the Optionor; and

(iv) with respect to the Walker Concessions, in the event the Walker Concessions have been determined by the Optionee to be unnecessary or otherwise without merit, the Optionor shall return the Walker Concessions to the Optionor at least 30 days prior to any payments, taxes or other required monetary obligations in accordance with the terms of the Walker Option Agreement or this agreement.

(b) If the Option is terminated otherwise than upon the exercise thereof, the Optionee shall:

(i) leave in good standing, for a period of at least 12 months from the termination of the Option Period, those mineral claims comprising the Concessions, to the extent allowable by the laws of the jurisdiction in which the Concessions situate; and

(ii) deliver or make available at no cost to the Optionor, within Sixty (60) days of such termination, all government filings, tax statements, drill core, copies of all reports, maps, assay results and other relevant technical data compiled by, prepared at the direction of, or in the possession of the Optionee with respect to the Concessions and not theretofore furnished or made available to the Optionor.

(c) If the Option is terminated otherwise than upon the exercise thereof, the Optionee shall have the right, within a period of 90 days following the end of the Option Period, to remove from the Concessions all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Concessions by or on behalf of the Optionee, and any such property not removed within such 90 day period shall thereafter become the property of the Optionor.

9. ROYALTY.

(a) MinQuest Royalty

(i) Upon the Commencement of Commercial Production, the Optionee shall pay to the Optionor 3.0% of Net Smelter Returns on the Concessions (Royalty), on the terms and conditions as set out in this paragraph and in Schedule C hereto.

(ii) Installments of the Royalty payable shall be paid by the Optionee to the Optionor immediately upon the receipt by the Optionee of the payment from the smelter, refinery or other place of treatment of the proceeds of sale of the minerals, ore, concentrates or other product from the Concessions.

(iii) Within 120 days after the end of each fiscal year, commencing with the year in which Commencement of Commercial Production occurs, the accounts of the Optionee relating to operations on the Concessions and the statement of operations, which shall include the statement of calculation of Royalty for the year last completed, shall be audited by the auditors of the Optionee at its expense. The Optionor shall have 120 days after receipt of such statements to question the accuracy thereof in writing and, failing such objection, the statements shall be deemed to be correct and unimpeachable thereafter unless and until omissions, revisions, or new information becomes available.

(iv) If such audited financial statements disclose any overpayment of the Royalty by the Optionee during the fiscal year, the amount of the overpayment shall be deducted from future installments of the Royalty payable.

(v) If such audited financial statements disclose any underpayment of Royalty by the Optionee during the year, the amount thereof shall be paid to the Optionor forthwith after determination thereof.

(vi) The Optionee agrees to maintain for each mining operation on the Concessions, up-to-date and complete records relating to the production and sale of minerals, ore, bullion and other product from the Concessions, including accounts, records, statements and returns relating to treatment and smelting arrangements of such product, and the Optionor or its agents shall have the right at all reasonable times, including for a period of 12 months following the expiration or termination of this Agreement, to inspect such records, statements and returns and make copies thereof at its own expense for the purpose of verifying the amount of Royalty payments to be made by the Optionee to the Optionor pursuant hereto. The Optionor shall have the right to have such accounts audited by independent auditors at its own expense once each fiscal year.

10. POWER TO CHARGE CONCESSIONS. The Optionor shall not grant or permit to exist, other than those granted by the Optionee, any liens, charges or mortgages (collectively referred to as an "encumbrance") upon the property or any portion thereof. At any time after the Optionee has exercised the Option, in whole or in part, the Optionee may grant encumbrances upon the Concessions or any portion thereof, upon any mill or other fixed assets located thereon, and upon any or all of the tangible personal property located on or used in connection with the Concessions, to secure financing for the development of the Concessions, always provided that, unless otherwise agreed to by the Optionor, it shall be a term of each encumbrance that the encumbrancee or other person acquiring title to the Concessions upon enforcement of the encumbrance shall hold the same subject to the Royalty as if the encumbrancee or such other person had executed this Agreement.

11. TRANSFERS. The Optionee or Optionor may at any time either during the Option Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Concessions and this Agreement provided that any purchaser, transferee or recipient of any such interest shall have first delivered to the Optionor/Optionee a written agreement to be bound by the terms of this Agreement.

12. SURRENDER OF CONCESSIONS INTERESTS PRIOR TO TERMINATION OF AGREEMENT. The Optionee may at any time during the Option Period elect to abandon any one or more of the mineral claims comprised in the Concessions by giving notice to the Optionor of such intention. Any claims so abandoned shall be in good standing under the laws of the jurisdiction in which they are situate for at least 12 months from the date of abandonment. Upon any such abandonment, the mineral claims so abandoned shall for all purposes of this Agreement cease to form part of the Concessions and, if title to such claims has been transferred to the Optionee, the Optionee shall retransfer such title to the Optionor at the Optionee's expense.

13. FORCE MAJEURE.

(a) If the Optionee is at any time either during the Option Period or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labor shortages, power shortages, fuel shortages, shipping delays or any other reason or reasons, other than lack of funds, beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, but nothing herein shall discharge the Optionee from its obligations hereunder to maintain the Concessions in good standing including annual cash payments ;

(b) The Optionee shall give prompt notice to the Optionor of each event of force majeure and upon cessation of such event shall furnish to the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

(c) After the Commencement of Commercial Production, the Optionee shall work, mine and operate the Concessions during such time or times as the Optionee in its sole judgment considers such operations to be profitable. The Optionee may suspend or curtail operations, both before and after Commencement of Commercial Production, during periods when the products derived from the Concessions cannot be profitably sold at prevailing prices or if an unreasonable inventory thereof, in the Optionee's sole judgment, has accumulated or would otherwise accumulate.

14. CONFIDENTIAL INFORMATION. No information furnished by the Optionee to the Optionor hereunder in respect of the activities carried out on the Concessions by the Optionee, or related to the sale of minerals, ore, bullion or other product derived from the Concessions, shall be published or disclosed by the Optionor without the prior written consent of the Optionee, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws, regulations or policies.

15. **ARBITRATION.**

(a) All questions or matters in dispute under this Agreement shall be submitted to arbitration pursuant to the terms hereof.

(b) It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than 10 days' prior notice of its intention to do so to the other party, together with particulars of the matter in dispute. On the expiration of such 10 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in paragraph (c).

(c) The party desiring arbitration shall appoint one arbitrator, and shall notify the other party of such appointment, and the other party shall, within 15 days after receiving such notice, either consent to the appointment of such arbitrator which shall then carry out the arbitration or appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within 30 days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for. If the other party shall fail to appoint an arbitrator within 15 days after receiving notice of the appointment of the first arbitrator, the first arbitrator shall be the only arbitrator. If the two arbitrators appointed by the parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the Arizona Arbitration Act. Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Reno, Nevada, for the purpose of hearing the evidence and representations of the parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this section. After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties. The expense of the arbitration shall be paid as specified in the award.

(d) The parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

16. DEFAULT. If at any time during the Option Period, the Optionee is in default of any material provision in this Agreement, the Optionor may terminate this Agreement, but only if:

(a) it shall have first given to the Optionee a notice of default containing particulars of the obligation which the Optionee has not performed, or the warranty breached; and

(b) the Optionee has not, within 30 days following delivery of such notice of default, cured such default or commenced proceedings to cure such default by appropriate payment or performance, the Optionee hereby agreeing that should it so commence to cure any default it will prosecute the same to completion without undue delay. In the event the Optionor is forced to cure the defect to preserve the status of the property, the cure of the defect by the Optionee will include a 10% overhead to the Optionor.

Should the Optionee fail to comply with the provision of subparagraph (b), the Optionor may thereafter terminate this Agreement by giving notice thereof to the Optionee, always provided that the default in question has not been cured or substantially cured at the time of the Optionee giving such notice of termination.

17. NOTICES. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered or telecopied to such party at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or, if given by telecopier (with electronic confirmed receipt), shall be deemed conclusively to be the next business day. Either party may at any time and from time to time notify

the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

18. GENERAL.

(a) This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

(b) No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

(c) The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the parties in the Concessions.

(d) This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

(e) This Agreement shall be governed by and construed in accordance with the laws of Arizona in which the properties reside.

(f) Time shall be of the essence in this Agreement.

(g) Wherever the neuter and singular is used in this Agreement it shall be deemed to include the plural, masculine and feminine, as the case may be.

19. AREA OF MUTUAL INTEREST.

(a) The parties hereby agree that the area of interest is confined within two miles of the boundary of existing claims identified in Schedules A and B of this Agreement.

(b) In the event new claims are acquired within the area of interest by the Optionor, the claims will be offered to the Optionee along with an invoice for the cost of acquisition and filing fees. The Optionee will decide within 30 days of the offer to accept or decline the complete group of claims. If the Optionee declines the opportunity, then the subject claims cease to be part of this agreement. If the Optionee accepts the new claims, the Optionee will reimburse the Optionor the invoiced amount within 15 days of acceptance. If the Optionee acquires claims within the area of interest, these claims will automatically be subject to the terms and conditions of this agreement.

(c) Paragraph (a) shall cease to operate if and when the Optionee loses its right to exercise the Option in full.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SIGNED AND DELIVERED BY **MinQuest Inc.**	SIGNED AND DELIVERED BY **Tuffnell Ltd.**
Per: ______________ Authorized Signatory	Per: ______________ Authorized Signatory

SCHEDULE "A"

MinQuest Concessions

Unpatented claims located in Sections 5, 6, 7, 8 and 18 of T7N, R17W and Sections 1 and 12 of T7N, R18W G&SR B&M, La Paz County, Arizona

CLAIM NAME	CLAIMANT'S NAME	AMC NUMBER
BEN 1	MinQuest Inc.	399081
BEN 2	MinQuest Inc.	399082
BEN 3	MinQuest Inc.	399083
BEN 4	MinQuest Inc.	399084
BEN 5	MinQuest Inc.	399085
BEN 6	MinQuest Inc.	399086
BEN 7	MinQuest Inc.	399087
BEN 8	MinQuest Inc.	399088
BEN 9	MinQuest Inc.	399089
BEN 10A	MinQuest Inc.	399090
BEN 11	MinQuest Inc.	399091
BEN 12	MinQuest Inc.	399092
BEN 13	MinQuest Inc.	399093
BEN 14	MinQuest Inc.	399094
BEN 15	MinQuest Inc.	399095
BEN 16	MinQuest Inc.	399096
BEN 17	MinQuest Inc.	399097
BEN 18	MinQuest Inc.	399098
BEN 19	MinQuest Inc.	399099
BEN 20	MinQuest Inc.	399100
BEN 21	MinQuest Inc.	399101
BEN 22	MinQuest Inc.	399102
BEN 23	MinQuest Inc.	399103
BEN 24	MinQuest Inc.	399104
BEN 25	MinQuest Inc.	399105
BEN 26	MinQuest Inc.	399106
BEN 27	MinQuest Inc.	399107
LOMA 2	MinQuest Inc.	399108
LOMA 4	MinQuest Inc.	399109
LOMA 5	MinQuest Inc.	399110
LOMA 7	MinQuest Inc.	399111
LOMA 12	MinQuest Inc.	399112
LOCHER ENT. 1	MinQuest Inc.	399113
LOCHER ENT. 2	MinQuest Inc.	399114
LOCHER ENT. 3	MinQuest Inc.	399115
LOCHER ENT. 4	MinQuest Inc.	399116
SMOKE HOLE 8	MinQuest Inc.	399117
SMOKE HOLE 11	MinQuest Inc.	399118
LITTLE BUTTE EXT. 2	MinQuest Inc.	399119
LITTLE BUTTE EXT. 3	MinQuest Inc.	399120
LITTLE BUTTE EXT. 4	MinQuest Inc.	PENDING
LOMA 9	MinQuest Inc.	PENDING
LOMA 10	MinQuest Inc.	PENDING

CLAIM NAME	CLAIMANT'S NAME	AMC NUMBER
LOMA 11	MinQuest Inc.	PENDING
SMOKE HOLE 3	MinQuest Inc.	PENDING
SMOKE HOLE 4	MinQuest Inc.	PENDING
SMOKE HOLE 5	MinQuest Inc.	PENDING

SCHEDULE "B"

Walker Concessions

Patented Mining Claims located in Lapaz County, Arizona

And within Sections 6 & 7, T7N, R17W and Sections 1 & 12, T7N, R18W G&SRB&M

Claim Name	**Mineral Survey Number**
Dollie W	**3175**
Jaguar	**3175**
Paradise #2	**3175**
Paradise	**3175**
Paradise #1	**3175**
Paradise Extension	**3175**
Llano	**3175**

SCHEDULE "C"

Definition of Net Smelter Returns

1. For the purposes of this Agreement, the term "Net Smelter Returns" shall mean the net proceeds actually paid to the Optionee from the sale by the Optionee of minerals mined and removed from the Concessions, after deduction of the following:

(a) smelting costs, treatment charges and penalties including, but not being limited to, metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser; and

(b) costs of handling, transporting and insuring ores, minerals and other materials or concentrates from the Concessions or from a concentrator, whether situated on or off the Concessions, to a smelter, refinery or other place of treatment.

2. In the event the Optionee commingles minerals from the Concessions with minerals from other properties, the Optionee shall establish procedures, in accordance with sound mining and metallurgical techniques, for determining the proportional amount of the total recoverable metal content in the commingled minerals attributable to the input from each of the properties by calculating the same on a metallurgical basis, in accordance with sampling schedules and mining efficiency experience, so that production royalties applicable to minerals produced from the Concessions may reasonably be determined.

SCHEDULE "D"

BLM Location filing fees47 @ $189	$8,883.00
County Location fees 47 @ $14.00	$658.00
Claim Location fees 47 @ $100	$4,700.00
Walker Option Payment	$5,000.00
Mailing and notary	$20.00
Total	**$19,261.00**

SCHEDULE "E"

Mineral Property Option Agreement dated, between MinQuest Inc. and Jack Walker

PROPERTY OPTION AGREEMENT

THIS AGREEMENT made and entered into as of the 25th day of February, 2010.

BETWEEN:

Jack A. Walker, an individual having a mailing address of P. O. Box 426, Vale, Oregon 97918;

(herein called the "Optionor ")

OF THE FIRST PART

AND:

MinQuest Inc., a company having a mailing address at 4235 Christy Way, Reno, Nevada 89519;

(herein called the "Optionee ")

OF THE SECOND PART

WHEREAS the Optionor has represented that it is the sole recorded and beneficial owner in and to the La Paz Property (the "Property") described in Schedule "A" attached hereto;

AND WHEREAS the Optionor now wishes to grant to the Optionee the exclusive right and option to acquire an undivided 100% right, title and interest in and to the Property on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises, the mutual covenants herein set forth and the sum of One Dollar ($1.00) of lawful money of U.S. currency now paid by the Optionee to the Optionor (the receipt whereof is hereby acknowledged), the Parties hereto do hereby mutually covenant and agree as follows:

1. Definitions

The following words, phrases and expressions shall have the following meanings:

(a) "Facilities" means all mines and plants, including without limitation, all pits, shafts, adits, haulageways, raises and other underground workings, and all buildings, plants, facilities, and other structures, fixtures, and improvements, and all other property, whether fixed or moveable, as the same may exist at any time in, or on the Property and relating to the operator of the Property as a mine or outside the Property if for the exclusive benefit of the Property only.

J.W.

(b) "Option" means the option granted by the Optionor to the Optionee to acquire an undivided 100% right, title and interest in and to the Property as more particularly set forth in Section 4.

(c) "Option Period" means the period from the date hereof to the date at which the Optionee has performed its obligations to acquire its 100% interest in the Property as set out in Section 4 hereof, which ever shall be the lesser period;

(d) "Property" means the mineral claims described in Schedule "A";

2. Headings

Any heading, caption or index hereto shall not be used in any way in construing or interpreting any provision hereof.

3. Singular, Plural

Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires.

4. Option

The Optionor hereby grants to the Optionee the sole exclusive right and option (the "Option") to earn a 100% interest in the Property exercisable as follows:

(a) the Optionee paying the sum of $5,000 US to the Optionor by way of cash upon signing.

(b) on or before February 25th, 2011:

(i) the Optionee paying $10,000 to the Optionor and completing $10,000 in work on or for the benefit of the Claims;

(c) on or before February 25th, 2012:

(i) the Optionee paying $20,000 to the Optionor and completing $10,000 in work on or for the benefit of the Claims;

(d) on or before February 25th, 2013:

(i) the Optionee paying $30,000 to the Optionor and completing $15,000 in work on or for the benefit of the Claims;

(e) on or before February 25th, 2014

(i) the Optionee paying $40,000 to the Optionor and completing $15,000 in work on or for the benefit of the Claims;

(f) on or before February 25th, 2015

(i) the Optionee paying $175,000 to the Optionor;

following which the Optionee shall be deemed to have exercised the Option (the "Exercise Date") and shall be entitled to an undivided 100% right, title and interest in and to the Property with the full right and authority to equip the Property for production and operate the Property as a mine.

5. Transfer of Title

Upon completion of all property payments by Optionee the Optionor will deliver or cause to be delivered to the Optionee a duly executed transfer of Property in favour of the Optionee (the "Optionee Transfer"). The Optionee shall be entitled to record the Optionee Transfer with the appropriate government offices to effect transfer of legal title of the Property into its own name upon the full and complete exercise of the Option by the Optionee.

6. Assignment

During the Option Term, either party shall have the right to sell, transfer, assign, or pledge its interest in this Agreement or its right or interest in the Property. It will be a condition of any assignment under this Agreement that such assignee shall agree in writing to be bound by the terms of this Agreement applicable to the assignor.

7. Termination

This Agreement shall forthwith terminate in circumstances where:

(a) the Optionee fails to make the payments; or

(b) the Optionee gives notice of termination to the Optionor which it shall be at liberty to do at any time after the execution of this Agreement.

8. Representations, Warranties and Covenants of the Optionor

J.W. ~~The Optionor represents, warrants and covenants to and with the Optionee as~~ follows: N/A

J.W. (a) ~~the Optionor is a company duly organized validly existing and in good standing under the laws of Nevada;~~

(b) the Optionor has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c) neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the

transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

(d) the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents;

(e) the Agreement constitutes a legal, valid and binding obligation of the Optionor;

(f) the Property is accurately described in Schedule "A", is in good standing under the laws of the jurisdiction in which it is located and is free and clear of all liens, charges and encumbrances;

(g) the Optionor is the sole recorded and beneficial owner of the Property and has the exclusive right to enter into this Agreement and all necessary authority to transfer its interest in the Property in accordance with the terms of this Agreement;

(h) no person, firm or corporation has any proprietary or possessory interest in the Property other than the Optionor, and no person, firm or corporation is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Property;

(i) upon request by the Optionee, the Optionor shall deliver or cause to be delivered to the Optionee copies of all available maps and other documents and data in its possession respecting the Property; and

9. <u>Representations, Warranties and Covenants of the Optionee</u>

The Optionee represents, warrants and covenants to and with the Optionor that:

(a) the Optionee is a company duly organized validly existing and in good standing under the laws of Nevada;

(b) the Optionee has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c) neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

(d) the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents;

(e) this Agreement constitutes a legal, valid and binding obligation of the Optionee; and

(f) The Optionee shall provide copies of exploration data collected by the Optionee on the Property within 30 days of termination of this agreement and upon receiving a written request from the Optionor for such data.

10. Indemnity and Survival of Representations

The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by the Optionee and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.

The Optionor agrees to indemnify and save harmless the Optionee from any liability to which it may be subject arising from any Mining Operations carried out by the Optionor or at is direction on the Property. The Optionee agrees to indemnify and save harmless the Optionor from any liability to which it may be subject arising from any Mining Operations carried out by the Optionee or at its direction on the Property. No hazardous materials, Trash, debris, or unsafe conditions will be left on the property from optionees operations.

11. Confidentiality

The parties hereto agree to hold in confidence all information obtained in confidence in respect of the Property or otherwise in connection with this Agreement other than in circumstances where a party has an obligation to disclose such information in accordance with applicable securities legislation, in which case such disclosure shall only be made after consultation with the other party.

12. Notice

All notices, consents, demands and requests (in this Section 12 called the "Communication") required or permitted to be given under this Agreement shall be in writing and may be delivered personally sent by registered mail, fax or other electronic means to the parties at their addresses first above written. Any Communication delivered personally sent by registered mail, fax or other electronic means shall be deemed to have been given and received on the second business day next following the date of sending. Any Communication mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted, addressed to the parties at their addresses first above written or to such other address or addresses as either party may from time to time specify by notice to the other; provided, however, that if there shall be a mail strike, slowdown or other labour dispute which might affect delivery of the Communication by mail, then the Communication shall be effective only if actually delivered.

13. Further Assurances

Each of the parties to this Agreement shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order fully to perform and carry out the terms of this Agreement.

14. Entire Agreement

The parties hereto acknowledge that they have expressed herein the entire understanding and obligation of this Agreement and it is expressly understood and agreed that no implied covenant, condition, term or reservation, shall be read into this Agreement relating to or concerning any matter or operation provided for herein.

15. Proper Law and Arbitration

This Agreement will be governed by and construed in accordance with the laws of the State of Nevada and the laws of the United States of America applicable therein. The parties hereto hereby irrevocably attorn to the jurisdiction of the Courts of Nevada. All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom, shall be referred to and finally resolved by a sole arbitrator by arbitration under the rules of *The Arbitration Act* of Nevada.

16. Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

17. Default

Notwithstanding anything in this Agreement to the contrary if any party (a "Defaulting Party") is in default of any requirement herein set forth the party affected by such default shall give written notice to the Defaulting Party specifying the default and the Defaulting Party shall not lose any rights under this Agreement, unless thirty (30) days after the giving of notice of default by the affected party the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance and if the Defaulting Party fails within such period to take reasonable steps to cure any such default, the affected party shall be entitled to seek any remedy it may have on account of such default including, without limiting, termination of this Agreement.

20. Payment

All references to monies hereunder shall be in U.S. funds.

21. Option Only

This is an option only and except as herein specifically provided otherwise, nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments hereunder, and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment or payments.

22. Supersedes Previous Agreements

This Agreement supersedes and replaces all previous oral or written agreements, memoranda, correspondence or other communications between the parties hereto relating to the subject matter hereof.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement effective as of the 25th day of February, 2010.

Optionee: MinQuest Inc.

Per: ______________________
Richard Kern, President

Optionor: Jack A. Walker

Per: ______________________
Jack A. Walker

STATE OF NEVADA)
) ss.
COUNTY OF WASHOE)

The foregoing instrument was acknowledged before me this 6th day of February, 2010, by **Richard Kern**, the President of MinQuest Inc..

[signature]
Notary Public
My commission expires 12-29-12

MITCH WILLIAMS
NOTARY PUBLIC STATE OF NEVADA
COUNTY OF WASHOE
APPT No 09-10394-2
MY APPT EXPIRES DECEMBER 29 2012

STATE OF New Mexico)
) ss.
COUNTY OF Hidalgo)

The foregoing instrument was acknowledged before me this 22 day of February, 2010, by **Jack A. Walker**.

[signature]
Notary Public
My commission expires 10/29/2012

DEBORAH A. GREENE
NOTARY PUBLIC
STATE OF NEW MEXICO

SCHEDULE A

LIST OF LA PAZ PROPERTY PATENTED CLAIMS, SECTIONS 6 & 7, T7N, R17W & SECTIONS 1 & 12, T7N, R18W G&SRB&M, LA PAZ COUNTY, ARIZONA

Claim Name	**Mineral Survey #**
Dollie W	3175
Jaguar	3175
Paradise #2	3175
Paradise	3175
Paradise #1	3175
Paradise Extension	3175
Llano	3175